Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-280051 and 333-262504) and Form S-8 (File No. 333-226985) of our report dated October 16, 2024 relating to the consolidated balance sheets of Dogness (International) Corporation as of June 30, 2022, June 30, 2023 and June 30, 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years ended June 30, 2022, June 30, 2023 and June 30, 2024, which appears in this Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Audit Alliance LLP

Singapore

October 16, 2024